Exhibit 99.1

PRESS RELEASE

600 East Greenwich Avenue

West Warwick, Rhode Island 02893

Contact:	Albert W. Ondis, CEO	April 3, 2006
Joseph P. O’Connell, CFO
Astro-Med, Inc.
(401) 828-4000

Astro-Med to Present at

Providence Society of Financial Analysts

West Warwick, RI – April 3, 2006, Astro-Med, Inc. (NASDAQ:ALOT) a leading manufacturer of specialty instrument systems and supplies, marketed worldwide under the brand names Astro-Med, QuickLabel Systems and Grass-Telefactor, today announced that company management will be presenting at the Providence Society of Financial Analysts being held at the Hope Club in Providence. The Astro-Med presentation is scheduled for Tuesday, April 4 at 12:00 Noon EDT.

Albert W. Ondis, Chairman and CEO will be joined by Joseph P. O’Connell, Vice President and CFO to present the company’s strategy for sustained growth and increased profitability.

The presentation will be posted on Astro-Med’s website, www.astro-medinc.com, in the Investor Relations portion of the site. All interested parties are encouraged to view the presentation.

Astro-Med, Inc. is a leading manufacturer of products that are employed around the world for industrial and scientific test and measurement applications, for product identification applications in consumer and industrial markets, and for clinical and research purposes in the field of life sciences.

The Providence Society is an association of investment professionals consisting of portfolio managers, security analysts, investment advisors and other financial professionals. It is one of the CFA Institute member societies of a global network of investment professionals.

Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include those mentioned in Astro-Med’s FY2005 annual report and its annual and quarterly filings with the Securities and Exchange Commission.